Exhibit 99.1

ADVERUM BIOTECHNOLOGIES PRESENTS PRECLINICAL DATA ON NOVEL GENE THERAPY CANDIDATES FOR THE TREATMENT OF WET AMD AT THE RETINA SOCIETY 2016 ANNUAL MEETING

Data Show Promising Efficacy and Safety Profile of ADVM-022 and ADVM-032

MENLO PARK, Calif., Sept. 16, 2016 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM) a gene therapy company committed to discovering and developing novel medicines for patients suffering from diseases with few or burdensome treatment options, today will present preclinical efficacy data on two new gene therapy candidates, ADVM-022 and ADVM-032, both of which utilize a novel vector designed to allow for intravitreal rather than the more invasive surgical subretinal delivery to potentially treat wet AMD (wAMD) as well as other retinal conditions associated with VEGF over-expression. These results will be presented today at The Retina Society 2016 Annual Meeting in San Diego by the Chairman of the Board of Directors of Adverum, Dr. Mark Blumenkranz, who is also HJ Smead Professor in the Department of Ophthalmology at Stanford University.

Using the industry standard, laser-induced choroidal neovascularization (CNV) model in a non-human primate study, Adverum demonstrated that a single intravitreal administration of ADVM-022 or ADVM-032 each had comparable efficacy in reducing grade IV CNV lesions to an intravitreal injection of standard-of-care anti-VEGF proteins. To date additional pharmacokinetic studies of the vitreous and retinal tissue have shown durable anti-VEGF protein expression with therapeutic protein levels at least 20 weeks after a single intravitreal administration. Observations at 26 weeks show a favorable safety profile. Minimal vitreous inflammation not requiring steroid treatment was noted four to six weeks after injection but was resolved by week eight and did not recur. No retinal structural changes or consequences of inflammation were detected on optical coherence tomography (OCT) at 12 weeks after injection.

“We are proud of our research and vector optimization capabilities. These capabilities have allowed us to demonstrate in preclinical studies that it is possible to achieve the same degree of CNV inhibition using an intravitreally delivered novel vector with an optimized AAV capsid, expression cassette, and anti-VEGF cDNA as the standard-of-care intravitreally delivered anti-VEGF proteins on the market today,” said Paul B. Cleveland, chief executive officer of Adverum Biotechnologies. “We believe these preclinical studies support continued development of ADVM-022 and ADVM-032 and suggest the potential to minimize the treatment burden of frequent injections and maximize visual outcomes in patients living with wAMD.”

About Adverum Biotechnologies, Inc.

Adverum is a gene therapy company committed to discovering and developing novel medicines that can offer life-changing benefits to patients living with rare diseases or diseases of the eye who currently have limited or burdensome treatment options. Adverum has a robust pipeline that includes product candidates to treat wet AMD, A1AT deficiency, and hereditary angioedema, among other diseases. We are leveraging our next-generation adeno-associated virus (AAV)-based directed evolution platform to generate product candidates designed to provide durable efficacy by inducing sustained expression of a therapeutic protein. Our focus on the patient is supported by clinical development expertise and core capabilities in vector optimization, process development, manufacturing, and assay development. For more information please visit www.adverumbio.com

Forward-Looking Statements for Adverum Biotechnologies

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Adverum’s plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, the sufficiency of its resources to fund the advancement of any development program or the completion of any clinical trials, and the safety, efficacy, and projected development timeline and commercial potential of products under development, all of which are based on certain assumptions made by us on current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Adverum may not consummate any plans or product development goals in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for Adverum’s operations and to conduct or continue planned development programs and planned clinical trials and the ability to successfully develop any of its product candidates. Risks and uncertainties facing Adverum are described more fully in Adverum’s periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Investor and Media Contact for Adverum:

Lauren Glaser

(650) 656-9347

lglaser@adverumbio.com